Exhibit 5.1

Hogan Lovells US LLP
Harbor East
100 International Drive
Suite 2000
Baltimore, MD 21202
T +1 410 659 2700
F +1 410 659 2701
www.hoganlovells.com

December 4, 2019

To: each of the Distribution Agents

(each, an “Agent”) identified in Schedule 1 hereto

Re:	Braemar Hotels & Resorts Inc. $40,000,000 Maximum of 5.5% Series B Cumulative Convertible Preferred Stock — At-the-Market Offering

Ladies and Gentlemen:

This firm has acted as Maryland counsel to Braemar Hotels & Resorts Inc., a Maryland corporation (the “Company”), in connection with the issuance from time to time of up to $40,000,000 of the Company’s 5.5% Series B Cumulative Convertible Preferred Stock, par value $0.01 per share (the “Preferred Shares”), pursuant to the terms of separate Equity Distribution Agreements, dated December 4, 2019 (each, a “Distribution Agreement”), each of which is by and between (i) the Company, Braemar Hospitality Limited Partnership, a Delaware limited partnership, and Ashford Hospitality Advisors LLC, a Delaware limited liability company, and (ii) the Agent named therein.  This opinion letter is furnished to the Agent pursuant to the requirements set forth in Section 7(r) of the Distribution Agreements.  Capitalized terms used herein which are defined in the Distribution Agreements shall have the meanings set forth in the Distribution Agreements, unless otherwise defined herein (including in Schedule 2 attached hereto).  Certain other capitalized terms used herein are defined in Schedule 2 attached hereto.

For purposes of this opinion letter, we have examined copies of the documents listed on Schedule 2 attached hereto (the “Documents”).  The opinions set forth in paragraphs (a) through (n) below are referred to herein as the “Opinions.”  We believe the Documents provide an appropriate basis on which to render the Opinions.

In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the Documents, the authenticity of all originals of the Documents and the conformity to authentic originals of all of the Documents submitted to us as copies (including telecopies).  We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and agency action covered by this opinion letter.  In our role as Maryland counsel to the Company, we have assumed that the Preferred Shares and the Conversion Shares (as defined herein) will not be issued in violation of the ownership limit contained in the Charter of the Company.  As to all matters of fact relevant to the Opinions and other factual statements made herein, we have relied on the representations and statements of fact made in the Documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of the Documents.  The Opinions are given, and other statements are made, in the context of the foregoing.

The Opinions are based as to matters of law solely on applicable provisions of the following, as currently in effect (“Covered Law”): (i) as to the opinions expressed in paragraphs (a) — (i) and (k) — (n), the General Corporation Law of the State of Maryland (the “MGCL”) and (ii) as to the opinion expressed in paragraph (j), subject to the exclusions and limitations set forth in this opinion letter, Maryland statutes, rules, and regulations (“Applicable State Law”).

Based upon, subject to and limited by the assumptions, qualifications, exceptions and limitations set forth in this opinion letter, we are of the opinion that:

(a)                                 The Company is validly existing as a corporation and in good standing under the MGCL as of the date of the Good Standing Certificate.

(b)                                 The Company has the corporate power to own, lease and operate its properties and to conduct its business as described in the Prospectus Supplement and the Prospectus, and to enter into and perform its obligations under each Distribution Agreement.

(c)                                  The authorized capital stock of the Company as of the date hereof consists of 250,000,000 shares of Common Stock, 7,100,000 shares of 5.50% Series B Cumulative Convertible Preferred Stock, 10,000,000 shares of Series C Preferred Stock, 1,840,000 shares of 8.25% Series D Cumulative Preferred Stock, and 31,060,000 shares of unclassified preferred stock.

(d)                                 The execution and delivery by the Company of, and the performance on the date hereof by the Company of its obligations under, each Distribution Agreement have been duly authorized by the Company.

(e)                                  Each Distribution Agreement has been duly executed and delivered by the Company.

(f)                                   The Preferred Shares have been duly authorized by the Company for issuance and sale and, when issued in accordance with the provisions of each Distribution Agreement against receipt of the consideration contemplated thereby, the Preferred Shares will be validly issued, fully paid and non-assessable.

(g)                                  The Board of Directors has duly adopted resolutions reserving up to 2,815,578 shares of the Company’s Common Stock, par value $0.01 (“Common Stock”), initially issuable upon the exercise of the general conversion right with respect to the Preferred Shares and up to 6,857,262 shares of Common Stock issuable upon the exercise of the change of control conversion right with respect to the Preferred Shares (such shares issuable upon the exercise of either conversion right being referred to collectively as the “Conversion Shares”).  The Conversion Shares have been duly authorized and when issued in accordance with the Charter will be validly issued, fully paid and non-assessable.

(h)                                 No holder of outstanding shares of capital stock of the Company has any statutory preemptive right under the MGCL, or any similar right under the Charter or the By-Laws of the Company to subscribe for any of the Preferred Shares or the Conversion Shares.

2

(i)                                     No holder of Preferred Shares or Conversion Shares is subject to personal liability as such under the laws of the State of Maryland, which is the jurisdiction in which the Company is organized.

(j)                                    The execution, delivery and performance on the date hereof by the Company of each Distribution Agreement (including the issuance and sale of the Preferred Shares) and the consummation of the transactions contemplated thereunder do not violate (i) Applicable State Law, the MGCL, or the Charter or the By-Laws of the Company or (ii) violate any Maryland court or administrative order, judgment or decree listed on Schedule 3 hereto that names the Company and is specifically directed to it or any of its property.

(k)                                 No approval or consent of, or registration or filing with, any Maryland court, governmental authority or regulatory agency is required to be obtained or made by the Company under the MGCL in connection with the execution, delivery and performance on the date hereof by the Company of each Distribution Agreement (including the issuance and sale of the Preferred Shares) and the consummation of the transactions contemplated thereunder.

(l)                                     The Advisory Agreement has been duly authorized by the Company and, solely to the extent the MGCL applies thereto, duly executed and delivered by the Company.

(m)                             The form of certificates evidencing the Preferred Shares and the Conversion Shares comply with the requirements of Section 2-211 of the MGCL and the Charter and By-Laws of the Company.

(n)                                 The information set forth in the Prospectus under the captions: “Risk Factors — Holders of the Series B Preferred Stock will have limited voting rights,” “Risk Factors — Your ownership of Series B Preferred Stock is subject to the ownership limits contained in our charter,” “Description of the Series B Preferred Stock,” “Description of Capital Stock,” “Description of Common Stock,” “Restrictions on Ownership and Transfer,” “Material Provisions of Maryland Law and our Charter and Bylaws,” “Risks Related to our Organization and Structure — Our charter contains provisions that may delay or prevent a change of control transaction,” “Risks Related to Our Organization and Structure — Because provisions contained in Maryland law and our Charter may have an anti-takeover effect, investors may be prevented from receiving a ‘control premium’ for their shares,” “Risks Related to our Organization and Structure — Our board of directors may create and issue an additional class or series of common stock or preferred stock without stockholder approval,” “Risks Related to Our Organization and Structure —Certain provisions of Maryland law could inhibit changes in control,” “Risks Related to our Organization and Structure - Our board of directors can take many actions without stockholder approval,” and “Risks Related to our Organization and Structure-Our rights and the rights of our stockholders to take action against our directors and officers are limited,” to the extent that such information constitutes matters of law or legal conclusions, has been reviewed by us and is accurate and complete in all material respects.  The Preferred Shares and the Conversion Shares conform as to legal matters in all material respects to the description thereof set forth in the Prospectus Supplement under the captions “Description of the Series B Preferred Stock” “Description of Capital Stock,” “Description of Common Stock,” and “Description of Preferred Stock.”

3

We call to your attention that on November 13, 2019, the Company filed a Registration Statement on Form S-3 relating to a potential future offering of Series E Redeemable Preferred Stock (the “Series E Preferred Stock”) of the Company, but, as of the date of this opinion letter, Articles Supplementary establishing the terms of the Series E Preferred Stock have not been filed for record in Maryland and therefore no Series E Preferred Stock has been authorized.    Accordingly, our opinion in paragraph (n) of this opinion letter does not address any statements in the Prospectus Supplement regarding the Series E Preferred Stock or the effect on the Series B Preferred Stock, if any, of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the Series E Preferred Stock if and when established by the Company’s Board of Directors.

Nothing herein shall be construed to cause us to be considered “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended.

We express no opinion in this letter as to any statutes, rules, regulations or decisional law other than Covered Law as provided above and subject to the exclusions and limitations in this opinion letter (and in particular, we express no opinion as to any effect that such other statutes, rules, regulations or decisional law may have on the Opinions).  We express no opinion in this letter as to securities law, antitrust, unfair competition, banking, or tax law, or the statutes, rules, regulations or decisional law of any political subdivision below the state level or that relate to the Committee on Foreign Investment in the United States.  The opinions expressed in this opinion letter for which Covered Law is Applicable State Law are based upon a review of only those statutes, rules and regulations, not otherwise excluded in this letter, that in our experience are generally recognized as applicable to transactions of the type covered by the Distribution Agreements and to the role of the Company in such transactions.

We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this opinion letter.  This opinion letter is being furnished by us only to you in connection with the requirement set forth in Section 7(r) of the Distribution Agreements on the date hereof, is solely for your benefit in your capacity as Agent, and should not be quoted in whole or in part or otherwise be used, relied upon, or referred to, for any other purpose or by any other person (including any person purchasing any of the Preferred Shares from you), and should not be filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm.  The foregoing notwithstanding, to the extent our Opinions relate to matters of Maryland law, Cadwalader Wickersham & Taft LLP and DLA Piper LLP (US) may rely on our Opinions in rendering their opinions to you on the date hereof, provided that the full text of the opinion letters of Cadwalader Wickersham & Taft LLP and DLA Piper LLP (US) state that our Opinions speak only as of the date hereof and that no such reliance will have any effect on the scope, phrasing or originally intended use of our Opinions.

Very truly yours,

/s/ Hogan Lovells US LLP
Hogan Lovells US LLP

4

Schedule 1

Distribution Agents

B. Riley FBR Inc.

299 Park Avenue

21st Floor

New York, NY  10171

Janney Montgomery Scott

1717 Arch Street
Philadelphia, PA  19103

Schedule 2

1.                                      Executed copy of each Distribution Agreement.

2.                                      The Fifth Amended and Restated Advisory Agreement, dated and effective as of April 23, 2018 by and between the Company, Braemar Hospitality Limited Partnership, Braemar TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC (the “Advisory Agreement”).

3.                                      The Registration Statement on Form S-3 (No. 333-223799 (the “Registration Statement”)), as amended, initially filed by the Company with the Commission on March 20, 2018.

4.                                      The prospectus supplement, dated December 4, 2019 (the “Prospectus Supplement”), to the final prospectus, dated May 17, 2018 (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”), as filed pursuant to Rule 424(b)(5) under the Securities Act.

5.                                      The Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2018 filed with the Commission, including the Company’s filings under the Securities and Exchange Act of 1934, as amended, that are incorporated by reference therein (as available on www.sec.gov).

6.                                      The charter of the Company as certified by the Maryland State Department of Assessments and Taxation (the “MSDAT”) on November 21, 2019, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, and the Articles Supplementary as certified by the MSDAT on December 4, 2019 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect creating additional Preferred Shares (collectively with the charter certified as aforesaid, the “Charter”).

7.                                      The Fourth Amended and Restated Bylaws of the Company (the “By-Laws”), as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

8.                                      A certificate of good standing of the Company issued by the MSDAT dated December 2, 2019 (the “Good Standing Certificate”).

9.                                      A copy of the specimen certificates for the Preferred Shares and the Conversion Shares of the Company.

10.                               Certain resolutions of the Board of Directors of the Company (the “Board”) in resolutions adopted at a meeting duly held or by unanimous written consent on December 5, 2017, October 26, 2018 and December 3, 2019 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to the authorization of the Distribution Agreements, the Preferred Shares and the Conversion Shares.

11.                               Certain resolutions of the Board of Directors of the Company (the “Board”) adopted at a meeting duly held or by unanimous written consent on April 23, 2018 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to the authorization of the Advisory Agreement.

12.                               A certificate of certain officers of the Company, dated the date hereof, as to the representations and warranties of the Company set forth in the Distribution Agreements and other matters relating to the Preferred Shares and the Conversion Shares.

13.                               A certificate of the Secretary of the Company, dated the date hereof, as to the incumbency and signatures of certain officers of the Company.

Schedule 3

No items in these categories have been provided to us and identified as items which we should review in connection with rendering this opinion.  We have been authorized to provide you with a copy of the Company Officer’s Certificate to the effect that there are no court or administrative orders, judgments or decrees of any Maryland court or administrative agency.